EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited)
                                                                  Three Months
For the Periods Ended March 31, 1998 and 1997                     1998       1997
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NET INCOME:
Net income per consolidated income statements                   58,811     47,985
Subtract dividend requirement of preferred stock                     7          8
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NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                   58,804     47,977
Add dividend requirement of preferred stock                          7          8
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NET INCOME DILUTED                                              58,811     47,985
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EARNINGS PER COMMON SHARE BASIC                                   0.34       0.28
EARNINGS PER COMMON SHARE DILUTED                                 0.32       0.27
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SHARES OUTSTANDING (AVERAGE):
Common shares                                                  177,519    171,931
Common equivalents (options)                                     5,920      4,968
Treasury shares                                                 (2,227)    (2,647)
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COMMON SHARES BASIC (AVG)                                      181,212    174,252
Preferred shares: common equivalents                               391        418
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COMMON SHARES DILUTED (AVG)                                    181,603    174,670
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Notes:
* Figures have been restated where appropriate to reflect two separate 3-for-2 stock splits in the form of
  50% stock dividends paid in May 1997 and February 1998.
* As required by SFAS No. 128, "Earnings Per Share":
  - "Earnings Per Common Share Primary" has been replaced with "Earnings Per Common Share Basic" and
  - "Earnings Per Common Share Fully Diluted" has been replaced with "Earnings Per Common Share Diluted".
* Earnings Per Common Share Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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